Exhibit 99



        For additional information, please contact: Mr. Charles
        R. Ofner
                                                 (713) 496-5000


             March  16,1994,  Houston, Texas....      Reading &
        Bates Corporation (RB-NYSE) announced today that it has entered into a letter of intent with DeepTech International Inc. to form a new venture to acquire and operate semisubmersible drilling units to be converted for use as floating production systems ("FPS"). Reading & Bates and DeepTech will each own 50% of the new company which will focus on developing opportunities for the supply and operation of floating production systems in the Flextrend and Deepwater areas in the U.S. Gulf of Mexico. The new venture will seek long term leases for the units for the development of prospects held by DeepTech or affiliates and for other Operators in the Gulf of Mexico.

               Reading & Bates Chairman and CEO Paul B. Loyd, Jr. commented: "The formation of this new venture is in keeping with Reading & Bates' strategy to increase activity in the rapidly expanding floating production sector which is complementary to our core business of offshore drilling. We believe the combined strengths of DeepTech in exploration and development areas and Reading & Bates in design, project management and operation of semisubmersible units will result in an entity which could play a major role in the economic development of deepwater reserves in the Gulf of Mexico."

             In a related development, Reading & Bates announced that one of its subsidiaries executed a drilling contract with DeepTech affiliate Deepwater Production Systems, Inc. for the utilization of the semisubmersible M. G. HULME, JR. for a seven month term plus two six month option periods for the drilling of a number of prospects in the U.S. Gulf of Mexico. The HULME'S program, which is expected to start in late March, will consist of one or more wells on the Sunday Silence prospect in Ewing Bank Block 1002 followed by additional wells on other blocks held by DeepTech affiliates.

             Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide.